Exhibit 32.2

Written Statement of the Chief Financial Officer Pursuant to 18 U.S.C.  1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Principal Executive Officer of Organa Gardens International Inc..(the "Company"),  hereby certify, based on  my knowledge,  that  the Quarterly Report on Form 10-Q of the Company  for  the  quarter ended June 30, 2011 (the "Report") fully complies  with  the requirements of Section 13(a) of the Securities Exchange Act  of 1934  and that information contained in the Report fairly presents,  in all material respects, the financial condition  and results of operations of the Company.

Date: August 12, 2011

/s/ Sharon Deutsch
Sharon Deutsch
Director, Secretary & Treasurer